For the six-month period ended 6/30/00.
File number 811-3326
Prudential Equity Fund, Inc.




                        SUB-ITEM 77D
        Policies With Respect to Security Investment



      With respect to the Supplement dated May  8,
2000  and  Prospectus dated  March  1,  2000,  the
following  replaces the information  contained  in
the   Prospectus  on  page  1  under  "Risk/Return
Summary-Investment   Objective    and    Principal
Strategies-We're Value Investors" and  on  page  6
under "How the Fund Invests - Investment Objective and Policies":

     In   deciding  which  stocks  to   buy,   our
portfolio  managers  use  a  blend  of  investment
styles.  That is, we invest in stocks that may  be
undervalued given the company's earnings,  assets,
cash  flow  and  dividends  and  also  invest   in
companies   experiencing  some  or  all   of   the
following:   a  price/earning  ratio  lower   than
earnings per share growth, strong market position, improving profitability and distinctive attributes such as unique marketing ability, strong research and development, new product flow, and financial strength.



















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